EXHIBIT (a)(1)(xi)

MEMO TO HOLDERS OF WARRANTS

TO:	Holders of warrants for CCC Information Services Group Inc. stock

FROM:	CCC Information Services Group Inc. (“CCC” or the “Company”)

RE:	Tender of Warrant Shares in the Company’s Self-Tender Offer

The Company has announced its offer to purchase up to 11,200,000 shares of its common stock, $0.10 par value per share, at a price of $18.75 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the related Letter of Transmittal. Holders of warrants may conditionally exercise such warrants and tender the resulting shares (“Warrant Shares”) to the Company in the offer according to the instructions set forth in this Memo to Holders of Warrants and the enclosed GREEN Notice of Instructions (Warrants).

As a holder of warrants you are eligible to participate in the Company’s offer. In order to assist you in understanding the Company’s offer and how to participate in the offer, we are providing you with the following documents:

•	Offer to Purchase

•	A Specimen Letter of Transmittal for informational purposes, which cannot be used to tender Warrant Shares

•	This Memo to Holders of Warrants

•	Notice of Instructions (Warrants)

You will need to read the entire Offer to Purchase carefully to understand the offer fully and for a more complete description of the terms and conditions of the offer.

The following describes in question and answer format the offer and the procedures that you must follow to conditionally exercise your warrants and tender the resulting Warrant Shares. Failure to follow such instructions may make you ineligible to tender your Warrant Shares in the Company’s offer.

QUESTIONS AND ANSWERS ON

TENDER OFFER AND PROCEDURES FOR

HOLDERS OF WARRANTS

1.	WHAT IS THE OFFER?

On July 27, 2004, the Company commenced its offer to purchase up to 11,200,000 shares of its common stock, $0.10 par value per share, at a price of $18.75 per share, net to the seller in cash, without interest. This offer will expire at 5:00 PM, New York City time, on August 24, 2004, unless the offer is extended. The number of shares includes Warrant Shares and excludes those shares used to pay the exercise price in “cashless” exercises as described in Section 3 of the Offer to Purchase and in Instruction 3 below.

Since certain of the Company’s stockholders have indicated that they intend to tender an aggregate of more than 11,200,000 shares, all shares tendered are expected to be purchased on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional shares, except for holders of “odd lots” (share accounts with fewer than 100 shares) who tender all their shares, which will be purchased on a priority basis. Warrant Shares are not eligible for this “odd lot” priority. Thus, if proration occurs, as expected, not all of the Warrant Shares you elect to tender will be purchased by the Company.

The offer is subject to certain conditions, including the Company obtaining sufficient financing on terms and conditions satisfactory to it to purchase shares pursuant to the offer and to pay related fees and expenses, as described in Section 7 of the Offer to Purchase.

The Company’s offer is explained in detail in the Offer to Purchase, which we encourage you to read carefully.

2.	HOW MAY I PARTICIPATE IN THE OFFER?

As a holder of warrants you are eligible to direct the Company to conditionally exercise your warrants and tender the Warrant Shares in the offer. A “conditional” exercise means that if some or all of the Warrant Shares are not purchased in the offer because of the proration process described above and in the Offer to Purchase (or for any other reason), the warrants will be returned to you as unexercised warrants.

If you would prefer to actually exercise your warrants and tender the shares you receive in the Offer, you can do so, regardless of the exercise price. If you do exercise warrants, you need to follow the same procedures applicable to all other Company stockholders described in Section 3 of the Offer to Purchase. If you decide to exercise your warrants in order to receive shares to tender in the offer, you will need to exercise such warrants in sufficient time to obtain shares to tender before the Expiration Date for the Company’s offer as described in the Offer to Purchase.

PLEASE REMEMBER THAT NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS IS MAKING ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OFFER. YOU MUST MAKE YOUR OWN DECISION. CERTAIN MAJOR STOCKHOLDERS, DIRECTORS AND OFFICERS OF THE

COMPANY HAVE INDICATED THAT THEY INTEND TO TENDER, IN THE AGGREGATE, APPROXIMATELY 13,810,508 SHARES BENEFICIALLY OWNED BY THEM (INCLUDING SHARES UNDERLYING CERTAIN EXERCISABLE WARRANTS AND OPTIONS).

2.	MUST I ACTUALLY EXERCISE MY WARRANTS IN ORDER TO PARTICIPATE IN THE OFFER?

No. As a holder of warrants with an exercise price of less than $18.75 per share, the Company is allowing you to “conditionally” exercise all or part of your warrants and tender the Warrant Shares you would be entitled to receive upon such exercise. This “conditional” exercise means that you will exercise your warrants on the condition that the Warrant Shares are actually purchased by the Company in the offer. Because the Company may not purchase all of the Warrant Shares you tender, the warrants relating to Warrant Shares that are not actually purchased by the Company will be deemed unexercised and will continue to have the same terms and conditions that they currently have.

3.	DO I HAVE TO PAY THE EXERCISE PRICE WITH CASH?

No. In order to facilitate your participation in the offer, the Company is allowing you to exercise your warrants without paying the exercise price in cash. This is called a “cashless exercise.” This means that your warrants will be exercised, the Warrant Shares will be tendered, and the amount of cash you receive for each Warrant Share purchased will equal the difference between the $18.75 per share tender offer price and the warrant exercise price. The shares used to pay the exercise price in “cashless” exercises are not included in the number of shares to be purchased by the Company.

4.	WILL ALL WARRANT SHARES THAT I DIRECT TO BE TENDERED BE PURCHASED IN THE OFFER?

Since certain of the Company’s stockholders have indicated that they intend to tender an aggregate of more than 11,200,000 shares, it is expected that tendered shares will be purchased on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional shares, except for holders of “odd lots” (share accounts with fewer than 100 shares) who tender all their shares, which will be purchased on a priority basis. If more than 11,200,000 shares are validly tendered, the Company will purchase up to 11,200,000 shares on a pro rata basis. It is anticipated that as a result of such proration, the proportional beneficial ownership of the Company will not change significantly as a result of the tender offer.

Warrant Shares do not receive odd lot priority, as described in Section 1 of the Offer to Purchase. Therefore, if as is expected, the Company prorates the tendered shares it purchases pursuant to the offer, the Company will apply the following rules for deciding which of your warrants will be conditionally exercised and the resulting Warrant Shares purchased:

•	FIRST RULE: If you hold more than one warrant, you may designate on the Notice of Instructions (Warrants) the order in which you want your warrants exercised and the resulting Warrant Shares purchased.

•	SECOND RULE: If you do not designate the order in which you wish to exercise your warrants, warrants will be exercised and the resulting Warrant Shares tendered in the order of exercise price, starting with warrants with the lowest exercise price.

5.	IF I CONDITIONALLY EXERCISE MY WARRANTS WHAT WILL HAPPEN TO MY WARRANTS IF THE WARRANT SHARES ARE NOT PURCHASED?

If you conditionally exercise your warrants and because of proration or otherwise not all of your Warrant Shares are purchased by the Company, then the warrants will be deemed not to have been exercised. These warrants will then remain outstanding with the same terms as they did before the offer.

6.	HOW WILL I KNOW IF MY WARRANT SHARES HAVE BEEN PURCHASED AND WHEN WILL I BE PAID?

After the offer expires, all shares properly tendered and not properly withdrawn prior to the Expiration Date will be tabulated, including tenders of Warrant Shares pursuant to conditional warrant exercises. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the odd lot procedure and the conditional tender procedure described in the Offer to Purchase, the Company does not expect that it will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the offer until approximately seven business days after the Expiration Date. Soon thereafter, you will be advised by the Company of the number, if any, of your Warrant Shares that were purchased in the offer. The Company will then exercise that number of your warrants and you will receive a check for the purchase price of your Warrant Shares purchased in the offer (less the applicable exercise price or prices and applicable withholding taxes) promptly thereafter.

7.	WHAT DO I NEED TO DO TO CONDITIONALLY TENDER MY WARRANT SHARES?

The only way that you can conditionally exercise your warrants and tender Warrant Shares in the offer is by completing the enclosed GREEN Notice of Instructions (Warrants) form, signing the form, and returning it to CCC INFORMATION SERVICES GROUP INC., C/O TREASURER, WORLD TRADE CENTER CHICAGO, 444 MERCHANDISE MART, CHICAGO, ILLINOIS 60654 (the address indicated on the form). THE NOTICE OF INSTRUCTIONS (WARRANTS) MUST BE RECEIVED BY THE COMPANY AT THE ADDRESS INDICATED ABOVE BEFORE 5:00 PM, NEW YORK CITY TIME, ON AUGUST 17, 2004, UNLESS THE OFFER IS EXTENDED, IN WHICH CASE THE DEADLINE FOR RECEIPT OF YOUR INSTRUCTION FORM WILL BE 5:00 PM, NEW YORK CITY TIME, ON THE FIFTH BUSINESS DAY PRIOR TO THE EXPIRATION OF THE OFFER, AS EXTENDED.

Please return your instructions PROMPTLY, recognizing the slow delivery time inherent in the U.S. mail today. If you use U.S. mail, we recommend using registered mail, return receipt requested. You may mail your Notice of Instructions (Warrants) Form to the

Company in the preaddressed envelope that has been provided for your reply or send it by an alternate, faster means (such as hand delivery or overnight courier). You may not e-mail or fax the Notice of Instructions (Warrants). The Company must receive your original signed Notice of Instruction (Warrants) filled out completely.

YOU MUST RETURN YOUR INSTRUCTIONS TO CCC INFORMATION SERVICES GROUP INC., C/O TREASURER, WORLD TRADE CENTER CHICAGO, 444 MERCHANDISE MART, CHICAGO, ILLINOIS 60654, BEFORE 5:00 PM NEW YORK CITY TIME, ON AUGUST 17, 2004, UNLESS THE OFFER IS EXTENDED, IN WHICH CASE THE DEADLINE FOR RECEIPT OF YOUR INSTRUCTION FORM WILL BE 5:00 PM, NEW YORK CITY TIME, ON THE FIFTH BUSINESS DAY PRIOR TO THE EXPIRATION OF THE OFFER, AS EXTENDED.

8.	CAN I JUST EXERCISE MY WARRANTS AND TENDER SHARES?

Yes. You may exercise any of your warrants, pay the exercise price, receive shares, and tender those shares in the offer. If you intend to do this, you must exercise your warrants and pay the exercise price in cash or by tender of already owned shares, in sufficient time to receive certificates for the shares and follow one of the procedures for tendering shares set forth in Section 3 of the Offer to Purchase prior to the Expiration Date of the offer. You should note that it is expected that some of the shares received and tendered in the offer will not be purchased in the offer due to proration. The only way to guarantee that you exercise warrants only for the number of Warrant Shares actually purchased in the tender offer is to go through the conditional exercise procedure set forth in the Notice of Instructions (Warrants).

9.	AFTER I CONDITIONALLY EXERCISE MY WARRANT SHARES AND BEFORE ANY ARE PURCHASED, CAN I EXERCISE MY WARRANTS?

No. Once you deliver a Notice of Instructions (Warrants) to CCC to conditionally exercise your warrants and tender Warrant Shares, even though all Warrant Shares may not be accepted in the tender, you may not exercise your warrants until you either withdraw your tender instruction or the offer is completed.

10.	CAN I CHANGE MY MIND AND WITHDRAW MY CONDITIONAL EXERCISE AND TENDER OF WARRANT SHARES?

Yes, but only if you perform the following steps:

•	The notice of withdrawal must be in writing.

•	You must send the signed notice of withdrawal to CCC Information Services Group, Inc., c/o Treasurer at the address indicated below, or you may fax your notice of withdrawal to (312) 527-5888.

•	The notice of withdrawal must state your name and the number of Warrant Shares that you wish to withdraw from the offer.

•	The notice of withdrawal must be received by CCC Information Services Group, Inc., c/o Treasurer, World Trade Center Chicago, 444 Merchandise Mart, Chicago, Illinois 60654, before 5:00 PM, New York City time, on August 17, 2004, unless the Offer is extended, in which case the deadline for receipt of your withdrawal will be 5:00 PM, New York City time, on the fifth business day prior to the expiration of the Offer, as extended.

You are entitled to retender Warrant Shares after withdrawal, provided that all resubmitted materials are completed properly and delivered on time in accordance with the instructions applicable to the original submission.

The withdrawal procedures are described in greater detail in the Notice of Instructions (Warrants). You must follow these instructions carefully.

11.	WHAT IF I HOLD SHARES OF CCC COMMON STOCK IN ADDITION TO MY WARRANTS?

It is possible that you hold shares in several forms, such as actually owning shares, holdings shares under CCC’s 2000 Stock Incentive Plan, as amended, or CCC’s 1997 Stock Option Plan, as amended (“Option Shares”), holding shares in an account at Computershare Plan Managers under the CCC Employee Stock Purchase Plan (“ESPP Shares”) and holding shares under the CCC 401(k) Plan (“401(k) Plan Shares”). You may tender those shares as well.

If you hold more than one type of shares (such as ESPP Shares, Warrant Shares, Option Shares and 401(k) Plan Shares) you will receive a set of instructions for each type of shares that you hold. Each type of shares must be tendered according to the following different instructions and separate forms:

•	Shares that you actually hold in certificate form (including shares purchased under the ESPP but which are not held by Computershare Plan Managers under an ESPP account) may be tendered only using the BEIGE Letter of Transmittal sent to you with the Offer to Purchase, which must be delivered only to Computershare Trust Company of New York, as the Depositary, according to the instructions set forth in the Offer to Purchase and the Letter of Transmittal.

•	Shares that you hold in a brokerage account (including shares purchased under the ESPP but which are not held by Computershare Plan Managers to you by the brokerage firm.

•	Warrant Shares may be tendered by conditional exercise of warrants using the GREEN Notice of Instructions (Warrants) sent to you along with this Memo to Holders of Warrants and the Offer to Purchase. The Notice of Instructions (Warrants) must be delivered only to CCC, according to the instructions set forth in the Notice of Instructions (Warrants). You may also exercise your warrants and tender the shares you received by following the same procedures applicable to all other Company stockholders described in Section 3 of the Offer to Purchase.

You should be careful to follow the separate directions that apply to any shares you hold outright, Warrant Shares, Option Shares, ESPP Shares and 401(k) Plan Shares. If, as is expected, the Company prorates the number of shares it purchases in the offer from each stockholder, the total number of shares, Warrant Shares, Option Shares, ESPP Shares and 401(k) Plan Shares you tender will be prorated independently from each other.

12.	WHAT DO I DO IF I HAVE ANY QUESTIONS ABOUT THE TENDER OFFER?

If you have questions about the offer or need help in properly responding to the offer, you may call Georgeson Shareholder Communications Inc. at (800) 255-4719.